Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
July 26, 2021

Five Star Bancorp Announces Second Quarter 2021 Results

Rancho Cordova, CA (July 26, 2021) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), the holding company for Five Star Bank (the “Bank”), today reported net income of $9.8 million for the quarter ended June 30, 2021, compared to $10.3 million during the quarter ended March 31, 2021 and $10.1 million during the quarter ended June 30, 2020. Diluted earnings per share were $0.67 for the second quarter of 2021, compared to $0.93 for the first quarter of 2021 and $1.05 for the second quarter of 2020.

Financial Highlights

During the quarter, the Company terminated its status as a “Subchapter S” corporation in connection with its initial public offering (“IPO”). As such, results presented for the periods ended March 31, 2021 and June 30, 2020 have been calculated using a 3.5% S Corporation tax rate, while results presented for the three months ended June 30, 2021 have been calculated using a weighted average tax rate of 20.77% as noted in the section titled “Provision for Income Taxes” herein. Performance highlights and other developments for the Company as of and for the three months ended June 30, 2021 included the following:

•	Loan and deposit growth as of June 30, 2021, as compared to March 31, 2021, were as follows:
	As of
(dollars in thousands)	Jun 30, 2021	Mar 31, 2021	$ Change	% Change
Total loans, excluding Paycheck Protection Program (“PPP”) loans	$1,466,866	$1,363,678	$103,188	7.57%
PPP loans	120,936	182,876	(61,940)	(33.87)%
PPP deferred fees	3,534	4,761	(1,227)	(25.77)%
Noninterest-bearing deposits	829,036	798,825	30,211	3.78%
Interest-bearing deposits	1,237,249	1,184,285	52,964	4.47%

•	As of June 30, 2021, the Company reported total loans, total assets, and total deposits of $1.6 billion, $2.3 billion, and $2.1 billion, respectively, as compared to $1.5 billion, $2.0 billion, and $1.8 billion, respectively, at December 31, 2020.
•	During the three months ended June 30, 2021, the Company did not record a provision for loan losses, as compared to a provision of $0.2 million recorded during the three months ended March 31, 2021 and $1.6 million recorded during the three months ended June 30, 2020.
•	As of June 30, 2021, nonperforming loans to period end loans of 0.03% remained stable as compared to December 31, 2020.
•	For the quarter ended June 30, 2021, net interest margin was 3.48% as compared to 3.83% in the quarter ended March 31, 2021 and 3.42% in the quarter ended June 30, 2020.
•	Net income, when applying a 29.56% C Corporation tax rate, would have been $7.4 million for the three months ended June 30, 2021.
•	The Company’s Board of Directors declared, and the Company paid, a cash dividend of $0.80 per share, and paid an aggregate distribution of $27.0 million for the accumulated adjustments account payout as a result of the Company’s conversion to a C Corporation, during the three months ended June 30, 2021.
•	For the three months ended June 30, 2021, the Company’s return on average assets (“ROAA”) was 1.75% and the return on average equity (“ROAE”) was 24.25%.
•	The Company completed its IPO, and issued 6,054,750 shares of common stock, no par value, inclusive of the full exercise of the underwriters’ option to purchase an additional 789,750 shares. The securities were sold at a price to the public of $20.00 per share and began trading on the Nasdaq Stock Market LLC on May 5, 2021. On May 7, 2021, the closing date of the IPO, the Company received total net proceeds of $109.1 million.
•	During the three months ended June 30, 2021, the Company recorded $0.7 million in expenses incurred to support corporate organizational matters leading up to the IPO and $0.8 million in stock compensation expense for non-recurring stock grants related to the IPO to certain members of the Company’s Board of Directors.

President and Chief Executive Officer James Beckwith commented, “We completed an initial public offering on May 7, 2021, to build upon the success of our organic growth strategy. As we expand our industry verticals to meet customer demand, we continue to benefit from growth in loans and deposits. Our organic growth strategy, which included the effort of becoming a public company and the addition of new staff as we pursue opportunities in the markets we serve, are expected to benefit the Company and its shareholders, and we expect those benefits to continue as we grow.”

Summary Results

For the three months ended June 30, 2021, the Company’s ROAA was 1.75% and the ROAE was 24.25%. For the three months ended June 30, 2020, the Company’s ROAA was 2.17% and the ROAE was 36.92%. The declines in ROAA and ROAE are a result of (i) lower net income due to the higher effective tax rate used in the three months ended June 30, 2021 and (ii) increases in our asset base and average equity balances during the quarter ended June 30, 2021 as compared to the quarter ended June 30, 2020.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	For the three months ended
(dollars in thousands, except per share data)	Jun 30, 2021	Mar 31, 2021	$ Change	% Change
Selected operating data:
Net interest income	$18,296	$18,048	$248	1.37%
Provision for loan losses	—	200	(200)	(100.00)%
Non-interest income	1,846	1,616	230	14.23%
Non-interest expense	9,580	8,804	776	8.81%
Net income	9,828	10,278	(450)	(4.38)%

Earnings per common share:
Basic	$0.67	$0.93	$(0.26)	(27.96)%
Diluted	0.67	0.93	(0.27)	(29.03)%

Performance and other financial ratios:
ROAA	1.75%	2.05%
ROAE	24.25%	32.08%
Net interest margin	3.48%	3.83%
Cost of deposits	0.20%	0.24%

	For the three months ended
(dollars in thousands, except per share data)	Jun 30, 2021	Jun 30, 2020	$ Change	% Change
Selected operating data:
Net interest income	$18,296	$15,583	$2,713	17.41%
Provision for loan losses	—	1,550	(1,550)	(100.00)%
Non-interest income	1,846	2,474	(628)	(25.38)%
Non-interest expense	9,580	6,016	3,564	59.24%
Net income	9,828	10,123	(295)	(2.91)%

Earnings per common share:
Basic	$0.67	$1.05	$(0.38)	(36.19)%
Diluted	0.67	1.05	(0.39)	(37.14)%

Performance and other financial ratios:
ROAA	1.75%	2.17%
ROAE	24.25%	36.92%
Net interest margin	3.48%	3.42%
Cost of deposits	0.20%	0.62%

Balance Sheet Summary

Total assets at June 30, 2021 were $2.3 billion, an increase of $374.1 million from $2.0 billion at December 31, 2020. The increase was primarily due to a $246.1 million increase in cash and cash equivalents, an $82.3 million increase in loans, net of allowance for loan losses, and a $43.6 million increase in total investments. The increase of $246.1 million in cash and cash equivalents was primarily a result of net income recognized of $20.1 million, an increase in deposits of $282.3 million, and proceeds of $109.1 million from the issuance of 6,054,750 shares of common stock in our IPO. These increases were partially offset by purchases of securities of $69.1 million, loan originations, net of repayments, of $82.3 million, and cash distributions of $46.8 million during the period. Of the $82.3 million increase in loans between December 31, 2020 and June 31, 2021, $102.5 million related to PPP loan originations and $300.9 million related to non-PPP loan originations, partially offset by $137.6 million in PPP loan forgiveness and $183.5 million in non-PPP loan payoffs and paydowns.

Total liabilities were $2.1 billion at June 30, 2021, an increase of $289.6 million from $1.8 billion at December 31, 2020. The increase in total liabilities was primarily attributable to growth in deposits of $282.3 million, largely due to increases in money market deposits of $128.3 million and increases of non-interest-bearing deposits of $131.5 million.

Total shareholders’ equity increased by $84.5 million, from $133.8 million at December 31, 2020 to $218.3 million at June 30, 2021, primarily as a result of net income recognized during the period of $20.1 million and common stock recorded of $111.2 million from the issuance of 6,054,750 shares of common stock in our IPO, partially offset by $46.8 million in cash distributions paid during the period.

Balance Sheet Change
Ending balances	As of
(dollars in thousands)	Jun 30, 2021	Dec 31, 2020	$ Change	% Change
Selected financial condition data:
Total assets	$2,327,867	$1,953,765	$374,102	19.15%
Cash and cash equivalents	536,604	290,493	246,111	84.72%
Total loans, net	1,563,309	1,480,970	82,339	5.56%
Total investments	166,547	122,928	43,619	35.48%
Total liabilities	2,109,553	1,819,990	289,563	15.91%
Total deposits	2,066,285	1,784,001	282,284	15.82%
Subordinated notes, net	28,353	28,320	33	0.12%
Total shareholders’ equity	218,314	133,775	84,539	63.19%

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	For the three months ended
(dollars in thousands)	Jun 30, 2021	Mar 31, 2021	$ Change	% Change
Interest income	$19,308	$19,190	$118	0.61%
Interest expense	1,012	1,142	(130)	(11.38)%
Net interest income	18,296	18,048	248	1.37%
Net interest margin	3.48%	3.83%

	For the three months ended
(dollars in thousands)	Jun 30, 2021	Jun 30, 2020	$ Change	% Change
Interest income	$19,308	$18,285	$1,023	5.59%
Interest expense	1,012	2,702	(1,690)	(62.55)%
Net interest income	18,296	15,583	2,713	17.41%
Net interest margin	3.48%	3.42%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

Analysis of Change in Net Interest Margin on Earning Assets
(dollars in thousands)
	Three months ended June 30, 2021			Three months ended March 31, 2021			Three months ended June 30, 2020
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$378,000	$125	0.13%	$263,120	$104	0.16%	$294,687	$371	0.51%
Investment securities	149,814	557	1.49%	121,862	473	1.57%	75,256	392	2.09%
Loans	1,578,438	18,626	4.73%	1,526,120	18,613	4.95%	1,461,437	17,522	4.82%
Total interest-earning assets	2,106,252	19,308	3.68%	1,911,112	19,190	4.07%	1,831,380	18,285	4.02%
Other assets, net	140,757			125,981			43,854
Total assets	$2,247,009			$2,037,093			$1,875,234

Liability and Shareholders’ Equity
Interest-bearing transaction accounts	$150,852	$37	0.10%	$154,678	$38	0.10%	$144,339	$103	0.29%
Savings accounts	75,424	19	0.10%	60,885	16	0.10%	34,738	24	0.28%
Money market accounts	949,448	475	0.20%	867,374	581	0.27%	850,548	1,665	0.79%
Time accounts including CDARS	36,773	37	0.40%	46,171	64	0.56%	144,604	467	1.30%
Borrowings and other obligations	—	—	0.00%	—	—	0.00%	—	—	0.00%
Subordinated debenture	28,339	444	6.27%	28,326	443	6.36%	28,275	443	6.31%
Total interest-bearing liabilities	1,240,836	1,012	0.33%	1,157,434	1,142	0.40%	1,202,504	2,702	0.90%
Demand accounts	827,992			745,605			562,932
Interest payable and other liabilities	15,621			5,418			(484)
Shareholders’ equity	162,560			128,636			110,282
Total liabilities & shareholders’ equity	$2,247,009			$2,037,093			$1,875,234

Net interest spread			3.35%			3.67%			3.11%
Net interest income/margin		$18,296	3.48%		$18,048	3.83%		$15,583	3.42%

During the three months ended June 30, 2021, net interest income increased $0.3 million, or 1.37%, to $18.3 million compared to $18.0 million during the three months ended March 31, 2021. Additionally, net interest margin declined 35 basis points to 3.48% during the three months ended June 30, 2021 as compared to 3.83% during the three months ended March 31, 2021. The decline in net interest margin was due primarily to a decline in yield on interest earning assets, which was 3.68% for the quarter ended June 30, 2021, representing a decrease of 39 basis points from the quarter ended March 31, 2021. Average loan yields, excluding PPP loans, decreased 11 basis points from 4.87% during the three months ended March 31, 2021 to 4.76% during the three months ended June 30, 2021. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table below. The decline in interest expense is primarily attributed to the reduction in the cost of interest-bearing liabilities, which decreased by 7 basis points as of June 30, 2021 to 0.33% from 0.40% at March 31, 2021, as a direct result of the declining interest rate environment.

During the three months ended June 30, 2021, net interest income increased $2.7 million, or 17.41%, to $18.3 million compared to $15.6 million during the three months ended June 30, 2020. Additionally, net interest margin increased six basis points to 3.48% during the three months ended June 30, 2021 as compared to 3.42% during the three months ended June 30, 2020. The increase in net interest margin was due primarily to an increase in interest earning assets, which increased from an average balance of $1.9 billion as for the three months ended June 30, 2020 to an average balance of $2.1 billion for the three months ended June 30, 2021. Average loan yields, excluding PPP loans, decreased 43 basis points from 5.19% during the three months ended June 30, 2020 to 4.76% during the three months ended June 30, 2021. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table below. The decline in interest expense is primarily attributed to the reduction in the cost of interest-bearing liabilities, which decreased by 57 basis points as of June 30, 2021 to 0.33% from 0.90% at June 30, 2020, as a direct result of the declining interest rate environment.

Asset Quality

Small Business Administration (“SBA”) PPP

In March 2020, the SBA PPP was created to help small businesses keep workers employed during the COVID-19 pandemic. As an SBA Preferred Lender, the Company was able to provide PPP loans to small business customers. As of June 30, 2021, there were 416 PPP loans outstanding totaling $120.9 million, which included 393 loans totaling $102.5 million funded during the first six months of 2021 under the second round of the PPP stimulus plan. Approximately 211 of these PPP loans, or 50.72% of total PPP loans as of June 30, 2021, totaling $13.3 million were less than or equal to $0.2 million and had access to streamlined forgiveness processing. As of June 30, 2021, 1,028 PPP loan forgiveness applications had been submitted to the SBA and forgiveness payments had been received on 1,012 of these PPP loans, totaling $232.9 million in principal and interest. We expect full forgiveness of the first round of PPP loans to be completed in the near future.

COVID-19 Deferments

Following the passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised)” was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to COVID-19. The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible the risk of potential losses. The Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments. As of June 30, 2021, eight borrowing relationships with ten loans totaling $12.9 million were on COVID-19 deferment. All loans that ended COVID-19 deferments in the quarter ended June 30, 2021 returned to their contractual payment structures prior to the COVID-19 pandemic with no risk rating downgrades to classified nor any troubled debt restructuring (“TDR”), and we anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

Allowance for Loan Losses

At June 30, 2021 and December 31, 2020, the Company’s allowance for loan losses of $22.2 million and ratio of nonperforming loans to period end loans of 0.03% remained unchanged. At June 30, 2021, ten loans totaling $12.9 million, or 0.81% of the loan portfolio, were in a COVID-19 deferment period and three loans totaling $4.5 million had been in a COVID-19 deferment in the first quarter of 2021 but were not in such deferment as of June 30, 2021. Loans designated as watch and substandard decreased slightly to $57.8 million at June 30, 2021 from $60.1 million at December 31, 2020, which did not have an impact to the reserve overall. There were no loans with doubtful risk grades at June 30, 2021 or December 31, 2020. A summary of the allowance for loan losses by loan class is as follows:

Allowance for Loan Losses	June 30, 2021		December 31, 2020
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment
Real Estate:
Commercial	$10,108	45.63%	$9,358	42.17%
Commercial land and development	75	0.34%	77	0.35%
Commercial construction	491	2.22%	821	3.70%
Residential construction	46	0.21%	87	0.39%
Residential	188	0.85%	220	0.99%
Farmland	594	2.68%	615	2.77%
Commercial:
Secured	9,194	41.50%	9,476	42.71%
Unsecured	209	0.94%	179	0.81%
Paycheck Protection Program (PPP)	—	0.00%	—	0.00%
Consumer and other	484	2.18%	632	2.85%
Unallocated	764	3.45%	724	3.26%
	22,153	100.00%	22,189	100.0%

Individually evaluated for impairment	—	0.00%	—	0.00%

Total allowance for loan losses	$22,153	100.00%	$22,189	100.00%

The ratio of allowance for loan losses to total loans was 1.39% at June 30, 2021, compared to 1.47% at December 31, 2020. Excluding SBA-guaranteed PPP loans, the ratio of the allowance for loan losses to total loans was 1.51% and 1.63% at June 30, 2021 and December 31, 2020, respectively. A reconciliation of this non-GAAP measure is set forth in the “Non-GAAP Reconciliation (Unaudited)” table below.

Non-interest Income

The following table presents the key components of non-interest income for the periods indicated:

Non-interest Income	For the three months ended		$	%
(dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Change	Change

Service charges on deposit accounts	$106	$90	$16	17.78%
Gain on sale of securities	92	182	(90)	(49.45)%
Gain on sale of loans	1,091	931	160	17.19%
Loan-related fees	211	122	89	72.95%
Dividends on FHLB stock	92	78	14	17.95%
Earnings on bank-owned life insurance	60	52	8	15.38%
Other Income	194	161	33	20.50%
Total non-interest income	$1,846	$1,616	$230	14.23%

Non-interest income during the three months ended June 30, 2021 increased $0.2 million or 14.23% to $1.8 million compared to $1.6 million during the three months ended March 31, 2021. Gain on sale of loans increased $0.2 million, or 17.19%, during the quarter, totaling $1.1 million during the three months ended June 30, 2021, as compared to $0.9 million during the three months ended March 31, 2021. This increase was due primarily to: (i) an increase in the aggregate principal balance of SBA 7(a) guaranteed loans sold during the quarter; and (ii) an increase in the weighted average premium received. The aggregate principal balance of SBA 7(a) guaranteed portions sold during the quarter ended June 30, 2021 was $11.1 million compared to $10.0 million during the quarter ended March 31, 2021. The weighted average premium received was 9.82% during the quarter ended June 30, 2021 compared to 7.91% during the quarter ended March 31, 2021. Loan-related expenses during the three months ended June 30, 2021 increased $0.1 million, or 72.95%, to $0.2 million compared to $0.1 million during the three months ended March 31, 2021, which is primarily related to an increase in swap referral fees during the quarter. These increases were partially offset by a decline in gain on sale of securities during the three months ended June 30, 2021 of $0.1 million, or 49.45%, when comparing to the three months ended March 31, 2021. The decline related to a lower volume of securities sold in the quarter ended June 30, 2021 compared to March 31, 2021.

The following table presents the key components of non-interest income for the periods indicated:

Non-interest Income	For the three months ended		$	%
(dollars in thousands)	Jun 30, 2021	Jun 30, 2020	Change	Change

Service charges on deposit accounts	$106	$76	$30	39.47%
Gain on sale of securities	92	434	(342)	(78.80)%
Gain on sale of loans	1,091	802	289	36.03%
Loan-related fees	211	947	(736)	(77.72)%
Dividends on FHLB stock	92	64	28	43.75%
Earnings on bank-owned life insurance	60	58	2	3.45%
Other Income	194	93	101	108.60%
Total non-interest income	$1,846	$2,474	$(628)	(25.38)%

Non-interest income during the three months ended June 30, 2021 decreased $0.6 million, or 25.38%, to $1.8 million compared to $2.5 million during the three months ended June 30, 2020. Loan-related expenses during the three months ended June 30, 2021 decreased $0.7 million, or 77.72%, to $0.2 million compared to $0.9 million during the three months ended June 30, 2020, which is primarily related to a decrease in swap referral fees. Gain on sale of securities declined during the three months ended June 30, 2021 by $0.3 million, or 78.80%, to $0.1 million compared to $0.4 million during the three months ended June 30, 2020. During the three months ended June 30, 2021, approximately $4.7 million of municipal securities were sold for a net gain of $0.1 million, compared to approximately $10 million of corporate bonds which were sold for a net gain of $0.4 million during the three months ended June 30, 2020. These declines were partially offset by an increase in gain on sale of loans of $0.3 million, or 36.03%, totaling $1.1 million during the three months ended June 30, 2021, as compared to $0.8 million during the three months ended June 30, 2020. The aggregate principal balance of SBA 7(a) guaranteed portions sold during the quarter ended June 30, 2021 was $11.1 million compared to $16.4 million in the quarter ended June 30, 2020. The weighted average premium received was 9.82% during the quarter ended June 30, 2021 compared to 5.37% during the quarter ended June 30, 2020. Other income during the three months ended June 30, 2021 increased $0.1 million, or 108.60%, to $0.2 million compared to $0.1 million during the three months ended June 30, 2020, which is primarily due to an increase in credit card related income.

Non-interest Expense

The following table presents the key components of non-interest expense for the periods indicated:

Non-interest Expense	For the three months ended		$	%
(dollars in thousands)	Jun 30, 2021	Mar 31, 2021	Change	Change

Salaries and employee benefits	$4,939	$4,697	$242	5.15%
Occupancy and equipment	441	451	(10)	(2.22)%
Data processing and software	598	629	(31)	(4.93)%
Federal Deposit Insurance Corporation insurance	150	280	(130)	(46.43)%
Professional services	1,311	1,532	(221)	(14.43)%
Advertising and promotional	265	170	95	55.88%
Loan-related expenses	218	229	(11)	(4.80)%
Other operating expenses	1,658	816	842	103.19%
Total non-interest expense	$9,580	$8,804	$776	8.81%

Non-interest expense for the quarter ended June 30, 2021 increased $0.8 million, or 8.81%, to $9.6 million as compared to $8.8 million during the quarter ended March 31, 2021, primarily as a result of a $0.2 million, or 5.15%, increase in salaries and employee benefits and a $0.8 million, or 103.19%, increase in other operating expenses, partially offset by decreases of $0.1 million and $0.2 million, or 46.63% and 14.43%, in Federal Deposit Insurance Corporation (“FDIC”) insurance and professional services, respectively. The $0.2 million increase in salaries and employee benefits was primarily due to restricted stock compensation expense recognized for employee grants of $0.1 million. The remainder of the change in salaries and employee benefits is related to an increase in full-time equivalent employees and increased commissions related to our loan and deposit growth for the quarter ended June 30, 2021 compared to the quarter ended March 31, 2021. Other operating expenses, which are comprised of travel, insurance, postage and supplies, director fees, other employee expenses, armored car expenses, courier services, and other miscellaneous administrative expenses, increased by $0.8 million, primarily due to stock compensation expense recognized for director grants of $0.8 million. Professional services expenses decreased by $0.2 million quarter-over-quarter to $1.3 million for the quarter ended June 30, 2021 due to a decline in audit, consulting, and legal costs incurred compared to the first quarter to support corporate organizational matters leading up to the Company’s IPO in May 2021 which was expensed as incurred in prior quarters. FDIC insurance expense decreased by $0.1 million quarter-over-quarter, primarily as a result of an improved leverage ratio. Other expenditures for the quarter ended June 30, 2021 resulted in less significant quarter-over-quarter variances with a net increase totaling $0.1 million.

The following table presents the key components of non-interest expense for the periods indicated:

Non-interest Expense	For the three months ended		$	%
(dollars in thousands)	Jun 30, 2021	Jun 30, 2020	Change	Change

Salaries and employee benefits	$4,939	$3,029	$1,910	63.06%
Occupancy and equipment	441	412	29	7.04%
Data processing and software	598	452	146	32.30%
Federal Deposit Insurance Corporation insurance	150	342	(192)	(56.14)%
Professional services	1,311	368	943	256.25%
Advertising and promotional	265	247	18	7.29%
Loan-related expenses	218	194	24	12.37%
Other operating expenses	1,658	972	686	70.58%
Total non-interest expense	$9,580	$6,016	$3,564	59.24%

Non-interest expense increased by $3.6 million, or 59.24%, to $9.6 million during the three months ended June 30, 2021 as compared to $6.0 million for the three months ended June 30, 2020, primarily as a result of a $1.9 million, or 63.06%, increase in salaries and employee benefits, a $0.1 million, or 32.30%, increase in data processing and software, a $0.9 million, or 256.25%, increase in professional services, and a $0.7 million, or 70.58%, increase in other operating expenses, partially offset by a $0.2 million, or 56.14%, decrease in FDIC insurance. Salaries and employee benefits increased by $1.9 million to $4.9 million during the three months ended June 30, 2021 as compared to $3.0 million for the quarter ended June 30, 2020. This increase was primarily related to an increase of full-time equivalent employees from 124 as of June 30, 2020 to 156 as of June 30, 2021, a 25.81% increase, increased commissions related to our loan and deposit growth for the quarter ended June 30, 2021 compared to June 30, 2020, and restricted stock compensation expense recognized for employee grants of $0.1 million during the three months ended June 30, 2021. Professional services expenses increased by $0.9 million period-over-period to $1.3 million for the quarter ended June 30, 2021, due to increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the IPO during the quarter ended June 30, 2021, which did not occur during the same quarter of the prior year. Data processing and software expenses increased by $0.1 million period-over-period to $0.6 million for the quarter ended June 30, 2021. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; (iii) increased costs related to improved collateral tracking, electronic statements, and mobile payment solutions; and (iv) increased number of licenses for new users on our loan origination and documentation system. Other operating expenses, as defined above, increased by $0.7 million, primarily as a result of stock compensation expense recognized for director grants of $0.8 million. FDIC insurance expense decreased by $0.2 million period-over-period to $0.2 million for the quarter ended June 30, 2021. This decrease was primarily a result of an improved leverage ratio. Other expenditures for the quarter ended June 30, 2021 resulted in less significant period-over-period variances, with a net decrease totaling $0.1 million.

Provision for Income Taxes

The Company terminated its status as a “Subchapter S” corporation as of May 5, 2021, in connection with the Company’s IPO and became a C Corporation. Prior to that date, as an S Corporation, the Company had no U.S. federal income tax expense. The provision recorded for the three months ended June 30, 2021 was calculated using an effective tax rate of 20.77%, representing the weighted average rate between the S Corporation tax rate of 3.50% and the C Corporation tax rate of 29.56% based on the number of days as each type of corporation during 2021. As such, a $2.4 million adjustment to increase tax expense for the S Corporation period was required. Refer to the section entitled “Pro Forma C Corporation Income Tax Expense” below for a discussion on what the Company’s income tax expense and net income would have been had the Company been taxed as a C Corporation for the periods ended March 31, 2021 and June 30, 2020.

In conjunction with the termination of the Subchapter S corporation status as of May 5, 2021, the C Corporation deferred tax assets and liabilities were estimated for future tax consequences attributable to differences between the financial statement carrying amounts of the Company’s existing assets and liabilities and their respective tax bases. The deferred tax assets and liabilities were measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates resulting from becoming a C Corporation was recognized as a net deferred tax asset of $5.4 million and a reduction to the provision for income taxes of $4.6 million during the three months ended June 30, 2021.

Provision for income taxes for the quarter ended June 30, 2021 increased $0.3 million, or 92.15%, to $0.7 million as compared to $0.4 million during the quarter ended March 31, 2021. This increase is due to the increase of the effective tax rate used from 3.50% to 20.77%, as previously noted above, and was partially offset by the $4.6 million reduction to the provision for income taxes for the adjustment of the net deferred tax assets due to the termination of the Company’s S Corporation status.

Provision for income taxes increased by $0.3 million, or 99.46%, to $0.7 million during the three months ended June 30, 2021 as compared to $0.4 million for the three months ended June 30, 2020. This increase is due to the increase of the effective tax rate used from 3.50% to 20.77%, as previously noted above, and was partially offset by the $4.6 million reduction to the provision for income taxes for the adjustment of the net deferred tax assets due to the termination of the Company’s S Corporation status.

Pro Forma C Corporation Income Tax Expense

Because of the Company’s status as a Subchapter S Corporation, no U.S. federal income tax expense was recorded for a portion of the three months ended June 30, 2021, the three months ended March 31, 2021, and the three months ended June 30, 2020. Had the Company been taxed as a C Corporation and paid U.S. federal income tax for such periods, the combined statutory income tax rate would have been 29.56% in each period. These pro forma statutory rates reflect a U.S. federal income tax rate of 21.0% and a California income tax rate of 8.56%, after adjustment for the federal tax benefit, on corporate taxable income. Had the Company been subject to U.S. federal income tax for each of these periods, on a statutory income tax rate pro forma basis, the provision for combined federal and state income tax would have been $3.1 million, $3.2 million and $3.1 million, for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively. As a result of the foregoing factors, the Company’s pro forma net income (after U.S. federal and California state income tax) for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020 would have been $7.4 million, $7.5 million, and $7.4 million, respectively.

Webcast Details

Five Star Bancorp will host a webcast on Tuesday, July 27, 2021, at 10:00 a.m. PT (1:00 p.m. ET), to discuss its second quarter results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	For the three months ended
(dollars in thousands, except share and per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Revenue and Expense Data
Interest income	$19,308	$19,190	$18,285
Interest expense	1,012	1,142	2,702
Net interest income	18,296	18,048	15,583
Provision for loan losses	—	200	1,550
Net interest income after provision	18,296	17,848	14,033
Non-interest income:
Service charges on deposit accounts	106	90	76
Gain (loss) on sale of securities	92	182	434
Gain on sale of loans	1,091	931	802
Loan-related fees	211	122	947
Dividends on FHLB stock	92	78	64
Earnings on bank-owned life insurance	60	52	58
Other Income	194	161	93
Total non-interest income	1,846	1,616	2,474
Non-interest expense:
Salaries and employee benefits	4,939	4,697	3,029
Occupancy and equipment	441	451	412
Data processing and software	598	629	452
Federal Deposit Insurance Corporation insurance	150	280	342
Professional services	1,311	1,532	368
Advertising and promotional	265	170	247
Loan-related expenses	218	229	194
Other operating expenses	1,658	816	972
Total non-interest expense	9,580	8,804	6,016
Total income before taxes	10,562	10,660	10,491
Provision for income taxes	734	382	368
Net income	$9,828	$10,278	$10,123

Share Data
Earnings per common share:
Basic	$0.67	$0.93	$1.05
Diluted	$0.67	$0.93	$1.05
Weighted average basic common shares outstanding	14,650,208	10,998,041	9,671,455
Weighted average diluted common shares	14,667,804	11,004,337	9,683,023

Credit Quality
Allowance for loan losses to period end nonperforming loans	5139.91%	4341.52%	4712.11%
Nonperforming loans to period end loans	0.03%	0.03%	0.02%
Nonperforming assets to total assets	0.02%	0.02%	0.02%
Nonperforming loans plus performing TDRs to total loans	0.03%	0.03%	0.02%
COVID-19 deferments to period end loans	0.81%	1.11%	5.02%

Selected Financial Ratios
ROAA	1.75%	2.05%	2.17%
ROAE	24.25%	32.08%	36.92%
Net interest margin	3.48%	3.83%	3.42%
Loan to deposit	76.84%	77.99%	77.69%

(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020
Balance Sheet Data
Cash and due from financial institutions	$165,927	$44,720	$46,028
Interest-bearing deposits	370,677	389,872	244,465
Time deposits in banks	19,451	25,696	23,705
Securities - available-for-sale, at fair value	160,074	127,251	114,949
Securities - held-to-maturity, at amortized cost	6,473	6,486	7,979
Loans held for sale	2,340	3,060	4,820
Loans, gross	1,585,462	1,543,493	1,503,159
Allowance for loan losses	(22,153)	(22,271)	(22,189)
Loans, net	1,563,309	1,521,222	1,480,970
Federal Home Loan Bank stock	6,723	6,232	6,232
Premises and equipment, net	1,649	1,645	1,663
Bank owned life insurance	11,074	8,714	8,662
Interest receivable and other assets	20,170	15,839	14,292
Total assets	$2,327,867	$2,150,737	$1,953,765

Deposits:
Noninterest-bearing	$829,036	$798,825	$695,687
Interest-bearing	1,237,249	1,184,285	1,088,314
Total deposits	2,066,285	1,983,110	1,784,001
Subordinated notes, net	28,353	28,336	28,320
Interest payable and other liabilities	14,915	7,914	7,669
Total liabilities	2,109,553	2,019,360	1,819,990

Common stock	218,026	110,144	110,082
Retained earnings	—	21,623	22,348
Accumulated other comprehensive income (loss), net	288	(390)	1,345
Total shareholders’ equity	$218,314	$131,377	$133,775

Quarterly Average Balance Data
Average loans	$1,578,438	$1,526,130	$1,530,227
Average interest-earning assets	$2,106,252	$1,911,112	$1,866,372
Average total assets	$2,247,009	$2,037,093	$1,983,049
Average deposits	$2,040,489	$1,874,713	$1,818,360
Average borrowings and subordinated debt	$28,339	$28,326	$28,311
Average total equity	$162,560	$128,673	$129,762

Capital Ratio Data
Equity to total assets	9.38%	6.11%	6.85%
Tangible common equity to tangible assets(1)	9.38%	6.11%	6.85%
Total capital (to risk-weighted assets)	16.41%	12.09%	12.18%
Tier 1 capital (to risk-weighted assets)	13.39%	8.89%	8.98%
Common equity Tier 1 capital (to risk-weighted assets)	13.39%	8.89%	8.98%
Tier 1 leverage ratio	9.59%	6.37%	6.58%

(1) See “Non-GAAP Reconciliation (Unaudited)” table for reconciliation of non-GAAP measure.

Non-GAAP Reconciliation (Unaudited)

(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common equity to tangible assets
Tangible common equity (numerator)	$218,314	$131,377	$133,775
Tangible assets (denominator)	2,327,867	2,150,737	1,953,765
Tangible common equity to tangible assets	9.38%	6.11%	6.85%

(dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Average loan yield, excluding PPP loans
Interest income on loans, excluding PPP loans	$16,855	$16,213	$16,210
Annualized interest income on loans, excluding PPP loans (numerator)	67,605	65,753	65,196
Average total loans, excluding PPP loans (denominator)	1,419,870	1,349,746	1,255,041
Average loan yield, excluding PPP loans	4.76%	4.87%	5.19%

(dollars in thousands)	June 30, 2021	December 31, 2020
Allowance for loan losses to total loans, excluding SBA PPP loans
Allowance for loan losses	$22,153	$22,189
Total loans	1,587,802	1,507,979
Less: SBA-guaranteed PPP loans	120,936	147,965
Allowance for loan losses to total loans, excluding SBA PPP loans	1.51%	1.63%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com

Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com